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                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

   FILED BY THE REGISTRANT [X] FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]


                           Check the appropriate box:
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    [ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
                [ ] Confidential, for Use of the Commission Only
                       (as permitted by Rule 14a-6(e)(2))

                             ASPEN TECHNOLOGY, INC.
                (Name of Registrant as Specified In Its Charter)

                             ASPEN TECHNOLOGY, INC.
                   (Name of Person(s) Filing Proxy Statement)

               PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
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                    ASPEN TECHNOLOGY, INC. BOARD OF DIRECTORS

                        RESPONSE TO SHAREHOLDER PROPOSAL

     The Board of Directors has recommended in our 1999 proxy statement that shareholders vote AGAINST the shareholder proposal to rescind the Shareholder rights plan. We would like to explain in a little more detail why we think the proposal to remove the Shareholder rights plan is NOT in the best interests of the shareholders, the employees, or our customers.

     A SHAREHOLDER RIGHTS PLAN IS AN IMPORTANT TOOL FOR GOOD CORPORATE
GOVERNANCE.

     A shareholder rights plan, sometimes referred to as a "poison pill", is a plan that generally results in the dilution of the stock ownership of any party who attempts a takeover without first obtaining the approval of the target's board of directors. Under AspenTech's rights plan, if a shareholder were to acquire 15% or more of AspenTech's common stock, the plan would be automatically triggered, causing AspenTech to grant additional stock to all shareholders other than the 15% shareholder. This would dilute the ownership interest of the 15% shareholder and effectively increase the acquisition price. The intent of the rights plan is to force a potential suitor to talk to the Board of Directors first and thereby give us an opportunity to consider the offer and decide whether it is in the best interests of our shareholders to accept the offer, reject the offer or seek a better offer from other potential suitors.

     THE BOARD OF DIRECTORS PASSED THE SHAREHOLDER RIGHTS PLAN TO ENABLE US TO CARRY OUT OUR DUTIES PROPERLY.

     The Board of Directors approved AspenTech's shareholder rights plan in November 1997 because we believed that the rights plan would better enable us to represent the interests of shareholders in the event of a hostile takeover attempt. Directors have a fiduciary duty to shareholders to consider any legitimate offer for the company and generally act in their best interests. We believed that we would not be able to exercise proper diligence or carefully consider an offer in the type of "crisis" environment that typically occurs when a suitor makes a hostile offer for a company without a shareholder rights plan in place. The rights plan gives us the ability to carry out our fiduciary duties carefully and thoughtfully, with time to consider all relevant information.

     Before approving the shareholder rights plan, we carefully reviewed the arguments and information for and against adopting a rights plan, including publicly available consulting studies analyzing the effect that shareholder rights plans have had on stock prices and hostile takeover attempts. For example, a study by Georgeson & Company Inc. analyzing the period between 1992 and 1996 shows that:

     * the presence of a shareholder rights plan did not increase the likelihood that a friendly takeover bid would be withdrawn or that a hostile bid would be defeated, and did NOT reduce the likelihood of a company becoming a takeover target, and

     * premiums paid to acquire target companies with shareholder rights plans were EIGHT PERCENT HIGHER than for target companies that did not have a plan.

Additional data supporting these conclusions are presented below.

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     We believe that, by providing us with a tool to allow us to consider takeover offers carefully, the shareholder rights plan is in the best interests of AspenTech's shareholders, who would like a higher premium and valid payment for their shares; customers, who want a stable environment for their vendors; and employees, who want the company to grow without management and the board being distracted by inadequate offers, insufficiently funded offers or crisis decision-making.

     SHAREHOLDER RIGHTS PLANS DO NOT PREVENT OR INHIBIT LEGITIMATE TAKEOVER OFFERS, BUT DO INHIBIT OR PREVENT OFFERS THAT ARE INADEQUATE OR INSUFFICIENTLY FUNDED.

     AspenTech's shareholder rights plan is designed to provide us with a tool to encourage potential bidders to negotiate with us before attempting an acquisition of control of AspenTech. It helps discourage takeover tactics not in the best interests of AspenTech and its shareholders, such as:

     * a creeping acquisition in which an acquirer acquires stock in the market without making an offer to all shareholders,

     * a coercive "two-tier" tender offer where different prices are paid to different groups of shareholders, and

     *    inadequate offers which do not give proper value for the stock.

     AspenTech's shareholder rights plan has been designed to address takeover tactics that do not treat all shareholders equally, as well as insufficiently financed offers that may be intended to put AspenTech "in play" for the purpose of permitting the bidder to realize a profit on a block of common stock that the bidder already owns or otherwise furthering the interests of the bidder without consideration of the interests of other shareholders.


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     COMPANIES WITH SHAREHOLDER RIGHTS PLANS COMMAND HIGHER PREMIUMS IN THE
EVENT OF A TAKEOVER.

     Shareholder rights plans provide companies with leverage to prevent unfair or insufficient offers. Studies show that they do not, however, prevent takeovers and in fact appear to result in higher premiums paid upon a change of control. The following charts show that in a study conducted by Jamiil Aboumen and Christopher Hayden, companies with shareholder rights plans experienced higher takeover rates, and lower takeover bid withdrawal and failure rates. Their article entitled Poison Pills, Shareholder Value, and Voting on Rescission Proposals can be found in a 1998 publication by Directorship, Inc.



           SHAREHOLDER RIGHTS PLANS AND THEIR AFFECT ON TAKEOVER BIDS

                                  [BAR CHART]


----------------------------
Takeover Bid Withdrawal Rate
----------------------------

Firms Without Pills      11.2%
Firms With Pills         10.3%


----------------------------
  Hostile Bid Failure Rate
----------------------------

Firms Without Pills    66.7%
Firms With Pills         45%


----------------------------
 Takeover Rate S&P 500/400
----------------------------

Firms Without Pills    5.6%
Firms With Pills       7.7%


Source: Jamill Aboumen and Christopher Hayden
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     The following charts from a study conducted by Goldman Sachs & Co. support the point that rights plans result in higher premiums paid for companies in the event of a takeover - whether the data are analyzed by the size of the deal, the type of payment made (cash, stock or mixed), or whether the offer is friendly or hostile.


               SHAREHOLDER RIGHTS PLANS AND ACQUISITION PREMIUMS
    Premiums in ALL Types and Sizes of Deals are Higher for Firms with Pills


                                  [BAR CHART]

                          ----------------------------
                                   By Approach
                          ----------------------------

                                             Hostile        Friendly
                                             -------        --------
               Firms Without Pills             56%            35%
               Firms With Pills                68%            45%


                          ----------------------------
                             By Acquisition Currency
                          ----------------------------

                                       All Cash      All Stock      Mixed
                                       --------      ---------      -----
               Firms Without Pills       39%            24%          42%
               Firms With Pills          58%            45%          50%


                          ----------------------------
                                  By Deal Size
                          ----------------------------

                                        Over $1 Bill      Under $1 Bill
                                        ------------      -------------
               Firms Without Pills           34%               37%
               Firms With Pills              50%               54%


                          ----------------------------
                               By Year Announced
                          ----------------------------

                                      1988      1989      1994     1995
                                      ----      ----      ----     ----
               Firms Without Pills     41%       47%       23%      21%
               Firms With Pills        63%       54%       45%      41%


Source: Goldman Sachs Wall Street study "Poison Pills and Acquisition Premiums" 12/18/95
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     WE BELIEVE THE SHAREHOLDER RIGHTS PLAN IS IN THE BEST INTEREST OF
ASPENTECH'S SHAREHOLDERS, EMPLOYEES AND CUSTOMERS.

     The shareholder rights plan affords us the ability to negotiate terms with potential bidders and discourages undesirable takeover tactics and inadequate offers. Shareholders benefit from a more stable trading environment and from the increased likelihood of receiving proper value and a higher premium in the event of a change in control. Employees and customers benefit because AspenTech will not face the myriad distractions caused by coercive, inadequate or insufficiently funded offers. All of AspenTech's constituents can be assured that any change in control will be the result of careful consideration and not decisions forced to be made in the heat of a crisis.


            THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE
      FOR THE MANAGEMENT POSITION AND AGAINST THE PROPOSAL TO RESCIND THE
                            SHAREHOLDER RIGHTS PLAN.